Exhibit 99.1

news release
Media Contact
Jim Trainor Vice President Corporate Communications 630.468.4828 (work) 630.334.7865 (cell)	SIRVA COMPLETES SALE OF RECORDS MANAGEMENT SUBSIDIARY IN AUSTRALIA AND NEW ZEALAND
Investor Contact John Springer Vice President Investor Relations 630.468.4797
CHICAGO, December 21, 2005—SIRVA, Inc. (NYSE: SIR), a global relocation services provider, announced today it has completed the sale of its Pickfords Record Management (PRM) subsidiary in Australia and New Zealand to Iron Mountain Incorporated (NYSE: IRM) for approximately $86 million in cash. The transaction was previously announced on October 17.
The sale of PRM enables SIRVA to further sharpen its focus on its core Relocation Services business. Net proceeds from the sale will be used to pay down debt.

PRM is a leading records management company in Australia and New Zealand serving a variety of sectors including finance, healthcare, and federal and state governments. SIRVA today filed a Form 8-K with the Securities and Exchange Commission related to the completion of the transaction and other matters.
About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world. The company is the leading global provider that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and insurance. SIRVA conducts more than 365,000 relocations per year, transferring corporate and government employees and moving individual consumers. The company operates in more than 40 countries with approximately 6,000 employees and an extensive network of agents and other service providers. SIRVA's well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords, Huet International, Kungsholms, ADAM, Majortrans, Allied Arthur Pierre, Rettenmayer, and Allied Varekamp in Europe; and Allied Pickfords in the Asia Pacific region. More information about SIRVA can be found on the company's Web site at www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical, but are made based on management's current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries. There can be no assurance that future developments affecting us will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation those described under the caption "Business Risks" and other risks described in our 2004 Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time. We do not intend, and are under no obligation, to update any particular forward-looking statement included in this release.
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